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                             JOINT FILING AGREEMENT


         Each of the undersigned agrees that (i) the statement on Schedule 13G relating to the Common Stock, par value $.01 per share, of American Rivers Oil Company has been adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13G will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, and (iii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 apply to each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on
Schedule 13G as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

December 21, 1999

                                       Bank of America Corporation:



                                       By: /s/ Peter J. Brown
                                          ---------------------------------
                                           Peter J. Brown
                                           Authorized Representative




                                       LaSalle Street Natural Resources
                                       Corporation:



                                       By: /s/ Douglas I. Robinson
                                          ---------------------------------
                                           Douglas I. Robinson
                                           President